Exhibit 99.1

Press Release For Further Information Contact: Paul Williams Vice Chairman & Chief Financial Officer 214-644-0065 pwilliams@haloco.com

Halo Companies, Inc. Announces Profitable Fourth Quarter Results

ALLEN, TX (April 12, 2012) – Halo Companies, Inc. (OTCQB: HALN) announced profitable fourth quarter results with revenue of $3.2 million and a net income of $461,000 for the quarter ended December 31, 2011.

“The revenue and profitability generated in the fourth quarter signify a major turning point for Halo,” states Cade Thompson, Chief Executive Officer of Halo Companies, Inc. “The past two years have been a period of transition as we shifted our core business from a consumer financial services company to a distressed asset services company. A large part of the fourth quarter success is due to growth in the distressed asset verticals, primarily asset management and portfolio advisory services, indicating the completion of that transition.”

Highlights for the fourth quarter 2011:

Financial Results excerpted from annual audit and three quarterly reviews

	Last 12 Months by Quarter
	Three Months Ended
	Dec 31, 2011	Sept 30, 2011	June 30, 2011	March 31, 2011
Revenue	$3,162,666	$1,453,009	$809,737	$854,902
Net Income (Loss)	$460,837	($559,550)	($1,277,981)	($1,126,334)

•	Revenue increased 188% to $3.2 million over same quarter previous year

•	Net income increased 143% to $461,000 over same quarter previous year

About Halo Companies, Inc.

Halo Companies, Inc. (OTCQB: HALN) is a publicly-traded, nationwide distressed asset services company, providing technology-driven asset management, portfolio analytics, acquisition, repositioning and liquidation strategies for the private investment and mortgage servicing industry. Founded in 2004, Halo established its roots in the mortgage origination sector, quickly growing to an award-wining consumer financial services company. Halo’s years of experience, key leadership and industry knowledge laid the foundation for its emergence as a premier distressed asset services company. For more information about Halo Companies, Inc., visit www.haloco.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this press release contains forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in Halo Companies’ filings with the Securities and Exchange Commission. Halo Companies, Inc. disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.